Exhibit 99.1

Northern Power Systems Announces Strong Third Quarter 2014 Revenue Growth and Achieves EBITDA Profitability

PRESS RELEASE

FOR ONLINE PUBLICATION AND PRINT:

10 November 2014; 4:30 PM EST

Third Quarter 2014 Highlights:

•	Expanded quarterly revenues to $15 million from $5.6 million in the prior year third quarter driven by strong continued demand for the Company’s distributed class turbines.

•	Grew order backlog at September 30, 2014 to $47 million.

•	Reduced quarterly net loss to $0.3 million from $3.1 million in the prior year third quarter, and delivered quarterly adjusted non-GAAP EBITDA income of $0.5 million as compared to an adjusted non-GAAP EBITDA loss of $2.2 million in the prior year third quarter.

•	Launched full production of next generation distributed class turbine offering improved performance.

•	Brazilian partner WEG commenced shipment of first utility class units based on Northern Power technology.

Barre, VT USA (November 10, 2014) – Northern Power Systems Corp. (TSX:NPS), a next generation renewable energy technology company, today announced financial results for its three and nine month periods ended September 30, 2014.

“We are very pleased with the commercial traction of our technology and products. Seeing an expansion of orders based on our next generation, higher energy output distributed turbine at the same time as WEG’s successful installation of utility class turbines based on our proprietary design, reflects the continuing commercial proof of Northern Power’s technology,” said Troy Patton, president and chief executive officer. “As we transition from production to sales of our next generation distributed turbine, we anticipate that our improved product design will in turn be driving Northern Power’s profitability.”

“Achieving adjusted non-GAAP EBITDA positive results for our third quarter was a key milestone,” commented Ciel Caldwell, chief financial officer. “Our gross margin was particularly strong in the quarter due to recognition of license fee revenue and initial royalty revenues based on WEG’s shipment of utility class turbines to customer sites in Brazil. By keeping gross margins in line with our operating model and continuing our commercial expansion, we expect to deliver sustainable profitability as we maintain a controlled investment in operating expenses to drive the long-term growth of Northern Power.”

Mr. Patton continued, “In addition to our progress with WEG, following the close of the quarter we commissioned four NPS 100 wind turbines for a hybrid energy project in South Korea which is being undertaken in collaboration with national grid operator KEPCO (Korean Electric Power Corporation). We’re pleased to have the opportunity to bring our solution for hybrid microgrids to Asia.”

Consolidated Financial Metrics:

•	Revenue for the third quarter of fiscal year 2014 grew to $15 million, a 168 percent increase over revenue of $5.6 million reported in the prior year third quarter and an increase of 9 percent sequentially as compared to the second quarter of 2014.

•	Order backlog at September 30, 2014 was $47 million, a 31 percent increase over backlog of $36 million at September 30, 2013.

•	Gross margin (revenue minus the cost of revenue as a percent of total revenue) in the third quarter of fiscal year 2014 was 32.2 percent, up from gross margin of 12.7 percent in the prior year third quarter.

•	GAAP net loss for the third quarter of fiscal year 2014 was $0.3 million, representing a 90 percent reduction compared to a $3.1 million loss in the prior year third quarter.

•	Non-GAAP adjusted EBITDA income for the third quarter of fiscal year 2014 was $0.5 million, representing a $2.7 million improvement compared to a non-GAAP adjusted EBITDA loss of $2.2 million in the prior year third quarter.

•	Cash at September 30, 2014 was $16.3 million. Long-term debt at September 30, 2014 was $0 as compared to $12.5 million at December 31, 2013. $4.0 million was outstanding on the working capital line of credit at September 30, 2014 as compared to $0 outstanding at December 31, 2013.

Earnings Conference Call

The Company will host a conference call and webcast on Monday, November 10, 2014, at 5:00 p.m. (EST) to discuss the Company’s third quarter 2014 financial results.

To participate, callers in the United States should dial +1-877-317-6789, Canada +1-866-605-3852 and in other countries +1-412-317-6789. Participants should ask to be joined to the Northern Power Systems call.

The conference call will also be available via webcast on the Investor Relations section of Northern Power’s website (http://www.ir.northernpower.com). A webcast slide presentation for the quarterly results will also be available at the Company’s website.

About non-GAAP financial measures

To supplement Northern Power Systems’ consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), Northern Power Systems has used a non-GAAP financial measure, specifically non-GAAP adjusted EBITDA income (loss). Non-GAAP adjusted EBITDA income (loss) is defined as net income (loss), excluding share-based compensation expense, amortization of acquisition-related intangibles, depreciation of property, plant and equipment, interest expense, tax provision or benefit, and certain other non-cash impacts as applicable.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on non-GAAP adjusted EBITDA, please see the table captioned “Reconciliation of GAAP net loss to non-GAAP adjusted EBITDA net income (loss)” included at the end of this release. The table has more details on the GAAP financial measure that is most directly comparable to non-GAAP adjusted EBITDA and the related reconciliation between these financial measures.

Northern Power Systems’ management believes that this non-GAAP financial measure provides meaningful supplemental information in assessing our performance and liquidity by excluding certain items that may not be indicative of our recurring core business operating results, which could be non-cash charges or discrete cash charges that are infrequent in nature. This non-GAAP financial measure also has facilitated management’s internal comparisons to Northern Power Systems’ historical performance and our competitors’ operating results, as well as reflects measurements which are used by creditors and other third parties in assessing our performance.

About Northern Power Systems

Northern Power Systems designs, manufactures, and sells wind turbines and power technology products, and provides engineering development services and technology licenses for energy applications, into the global marketplace from its US headquarters and European offices.

•	Northern Power Systems has almost 40 years’ experience in technologies and products generating renewable energy.

•	Northern Power Systems currently manufactures the NPS™ 60 and NPS™ 100 turbines. With over 5 million run time hours across its global fleet, Northern Power wind turbines provide customers with clean, cost effective, reliable renewable energy.

•	Patented next generation permanent magnet/direct drive (PM/DD) technology uses fewer moving parts, delivers higher energy capture, and provides increased reliability due to reduced maintenance and downtime.

•	Northern Power Systems’ FlexPhase® power converter platform uses patented converter architecture and advanced controls technology for advanced grid support and generation applications.

•	Northern Power Systems offers comprehensive in-house development services, including systems level engineering, advanced drivetrains, power electronics, PM machine design, and remote monitoring systems to the energy industry.

•	Some of the world’s largest manufacturers license the company’s next generation technology and IP for their utility and distributed wind products and markets.

To learn more about Northern Power Systems, please visit www.northernpower.com.

Notice regarding forward-looking statements:

This release includes forward-looking statements regarding Northern Power Systems Corp. and its business, which may include, but is not limited to, anticipated use of proceeds from capital transactions, expansion into new markets, and execution of the company’s growth strategy. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “is expected”, “expects”, “scheduled”, “intends”, “contemplates”, “anticipates”, “believes”, “proposes” or variations (including negative variations) of such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Such statements are based on the current expectations of the management of Northern Power Systems Corp. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, including risks regarding the wind power industry, production, performance and acceptance of the company’s products, economic factors, competition, the equity markets generally and many other factors beyond the control of Northern Power Systems Corp. Although Northern Power Systems Corp. has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Northern Power Systems Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

For further information please contact:

Ciel R. Caldwell,

Chief Financial Officer

+1-857-209-3606

ir@northernpower.com

Or

John Nesbett/Jennifer Belodeau

Institutional Marketing Services (IMS)

203-972-9200

jnesbett@institutionalms.com

NORTHERN POWER SYSTEMS CORP.

FORMERLY KNOWN AS WIND POWER HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

(In thousands, except share and per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2014	2013	2014	2013
REVENUES:
Net revenue	$15,032	$5,616	$42,558	$11,600
Cost of revenues	10,185	4,904	34,325	11,112

Gross profit	4,847	712	8,233	488
Gross margin	32.2%	12.7%	19.3%	4.2%
OPERATING EXPENSES:
Sales and marketing	990	716	2,668	2,044
Research and development	1,321	834	3,537	2,845
General and administrative	2,312	1,696	6,793	4,729
Restructuring charges	—	4	—	23

Total operating expenses	4,623	3,250	12,998	9,641

Income (loss) from operations	224	(2,538)	(4,765)	(9,153)

Change in fair value of warrants	—	(488)	—	173
Interest income	—	—	5	—
Interest expense	(40)	(101)	(317)	(230)
Other expense - net	(61)	(11)	(41)	(36)

Income (loss) before provision (benefit) for income taxes	123	(3,138)	(5,036)	(9,246)
Provision (benefit) for income taxes	412	(16)	441	13

NET LOSS	$(289)	$(3,122)	$(5,477)	$(9,259)

Net loss applicable to common shareholders	$(289)	$(4,098)	$(5,477)	$(12,946)

Net loss per common share - basic and diluted	(0.01)	(1.84)	(0.29)	(15.21)

Weighted average number of common shares outstanding - basic and diluted	22,720,090	2,226,096	18,919,146	850,950

Non-GAAP adjusted EBITDA net income (loss)	$501	$(2,230)	$(3,210)	$(8,154)

NORTHERN POWER SYSTEMS CORP.

FORMERLY KNOWN AS WIND POWER HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

AS OF SEPTEMBER 30, 2014 AND DECEMBER 31, 2013

(In thousands)

	September 30, 2014	December 31, 2013
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$16,318	$4,534
Accounts receivable - net	3,820	1,175
Unbilled revenue	2,030	786
Inventories - net	15,000	11,682
Other current assets	2,616	2,808

Total current assets	39,784	20,985

Property, plant and equipment - net	1,624	1,414
Asset held for sale	—	1,300
Intangible assets - net	369	509
Goodwill	722	722
Other assets	531	2,615

Total Assets	$43,030	$27,545

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)

CURRENT LIABILITIES:
Current portion of long-term debt	$—	$141
Revolving line of credit	4,000	—
Senior secured convertible notes	—	12,107
Accounts payable	2,004	2,148
Accrued expenses	6,341	4,365
Deferred revenue	5,124	4,221
Customer deposits	6,860	10,917
Other current liabilities	533	3,327

Total current liabilities	24,862	37,226

Deferred revenue, less current portion	1,531	1,163
Other long-term liability	278	558

Total Liabilities	26,671	38,947

STOCKHOLDERS’ EQUITY (DEFICIENCY):
Common stock	165,339	128
Additional paid-in capital	7,831	139,804
Accumulated deficit	(156,811)	(151,334)

Total Stockholders’ Equity (Deficiency)	16,359	(11,402)

Total Liabilities and Stockholders’ Equity (Deficiency)	$43,030	$27,545

NORTHERN POWER SYSTEMS CORP.

FORMERLY KNOWN AS WIND POWER HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

(In thousands)

	For the three months ended September 30,		For the nine months ended September 30,
	2014	2013	2014	2013
OPERATING ACTIVITIES:
Net loss	$(289)	$(3,122)	$(5,477)	$(9,259)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrants	—	488	—	(173)
Provision for inventory obsolescence	32	(13)	125	35
Provision for (recovery of) doubtful accounts	173	(23)	224	(22)
Stock-based compensation expense	144	85	746	264
Depreciation and amortization	194	234	763	771
Noncash restructuring charges	—	4	—	23
Deferred income taxes	7	3	10	10
Changes in operating assets and liabilities:
Accounts receivable and unbilled revenue	235	(393)	(4,113)	(37)
Inventories and deferred costs	(1,047)	(3,713)	(3,089)	(4,344)
Other current and noncurrent assets	(564)	(218)	(317)	(517)
Accounts payable	(1,313)	1,666	(146)	1,662
Accrued expenses	673	392	2,171	778
Customer deposits	420	1,930	(4,057)	2,948
Other liabilities	(1,634)	2,232	1,187	1,974

Net cash used in operating activities	(2,969)	(448)	(11,973)	(5,887)

INVESTING ACTIVITIES:
Proceeds from sale of property	—	—	1,218	—
Purchases of property and equipment	(96)	(124)	(696)	(195)

Net cash provided (used) by investing activities	(96)	(124)	522	(195)

FINANCING ACTIVITIES:
Proceeds private placement equity financing, net	(39)	—	19,623	—
Proceeds from revolving line of credit, net	4,000	98	4,000	98
Proceeds from exercise of stock options	28	—	53	—
Proceeds from issuance of convertible notes	—	2,000	—	6,525
Debt principal payments	—	28	(441)	(34)

Net cash provided by financing activities	3,989	2,126	23,235	6,589

Change in cash and cash equivalents	924	1,554	11,784	507
Cash and cash equivalents - Beginning of the Period	15,394	3,409	4,534	4,456

Cash and cash equivalents - End of the Period	$16,318	$4,963	$16,318	$4,963

NORTHERN POWER SYSTEMS CORP.

FORMERLY KNOWN AS WIND POWER HOLDINGS, INC.

RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED EBITDA NET INCOME (LOSS) (unaudited)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

(In thousands)

	For the three months ended September 30,		For the nine months ended September 30,
	2014	2013	2014	2013

NET LOSS	$(289)	$(3,122)	$(5,477)	$(9,259)
Interest expense	40	101	317	230
Provision (benefit) for income taxes	412	(16)	441	13
Depreciation and amortization	194	234	763	771
Stock compensation expense	144	85	746	264
Change in fair value of warrants classified as liability	—	488	—	(173)

Non-GAAP adjusted EBITDA net income (loss)	$501	$(2,230)	$(3,210)	$(8,154)